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                                                                   Exhibit 4.2





                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 MAIL.COM, INC.

            Mail.com, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

            1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of the first paragraph of Article V thereof in its entirety and inserting the following in lieu thereof:

               The total number of shares of all classes of capital stock that the Corporation is authorized to issue is two hundred and twenty million (220,000,000) of which one hundred and fifty million (150,000,000) shall be shares of Class A Common Stock, par value one cent ($.01) per share, and ten million (10,000,000) shall be shares of Class B Common Stock, par value one cent ($.01) per share, and sixty million (60,000,000) shall be shares of Preferred Stock, par value one cent ($.01) per share.

            2. The Amended and Restated Certificate of Incorporation is hereby further amended by adding the following at the end of Section 1 of
Article V thereof:

               The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

            3. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State
of Delaware.
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            IN WITNESS WHEREOF, Mail.com, Inc. has caused this Certificate to be executed by its duly authorized officer, on this 6th day of June, 2000.

                                    MAIL.COM, INC.




                                    By: /s/ Gerald Gorman
                                        -----------------
                                        Name: Gerald Gorman
                                        Office: Chairman and Chief Executive
                                                Officer